Exhibit 99.2

FivePoint’s Newest Venture Buys Broadcom

Campus in Orange County

73-Acre Corporate Campus Will Be Renamed “Five Point Gateway”

Broadcom to Remain as Largest Tenant

IRVINE, California (August 10, 2017) – Five Point Holdings, LLC (NYSE:FPH) is leading an investor group in the $443-million purchase of Broadcom Limited’s 73-acre corporate campus in Great Park Neighborhoods.

The campus includes approximately 1 million square feet planned for research and development and office space across four buildings designed to accommodate thousands of employees. The campus will be renamed “Five Point Gateway.” Broadcom will remain the largest tenant, leasing approximately 660,000 square feet of research and development space pursuant to a 20-year lease.

FivePoint will be the majority owner of the campus through a new company called Five Point Office Venture Holdings I, LLC that also includes additional members, both of whom are affiliates of existing partners of ours in our Great Park Venture.

“We’re excited to lead this new company in acquiring this campus that will be home to several thousand employees,” said FivePoint Chairman and Chief Executive Officer Emile Haddad. “This venture adds a new dimension to our company as we start building our commercial portfolio.

“We believe it is vital for Irvine and the region to create a jobs-to-housing balance that positively impacts all aspects of community life from traffic to lifestyle to more time with family,” Haddad said. “Providing jobs close to where people live is a fundamental aspect of all of our communities.”

FivePoint’s other venture that is the master developer of Great Park Neighborhoods (Heritage Fields El Toro, LLC) originally sold the land to Broadcom in 2015 but retained a buy-back option on the site, which is located at the southeast corner of Great Park Neighborhoods near the San Diego Freeway and Irvine’s Transportation Center. Broadcom elected to sell the campus after the merger of Broadcom Corporation and Avago Technologies, thereafter becoming known as Broadcom Limited.

In addition to Broadcom, both FivePoint and its largest shareholder, the homebuilder Lennar (NYSE: LEN and LEN:B) will be separate tenants on the campus. The balance of new office space – about 230,000 square feet – will be leased to other tenants.

“The opportunity to become more enmeshed in the daily life of Irvine’s thriving business community has always been part of our long-term plan,” Haddad said. “We are proud to have Broadcom, a world-class technology company, as our first and largest tenant – and are looking forward to very soon joining it as a neighbor.”

About FivePoint

FivePoint, headquartered in Aliso Viejo, California, designs and develops mixed-use, master-planned communities in coastal California. FivePoint is developing vibrant and sustainable communities in Orange County, Los Angeles County, and San Francisco County that will offer homes, commercial, retail, educational, and recreational elements as well as civic areas, parks, and open spaces. FivePoint’s three communities are: Great Park Neighborhoods® in Irvine, Newhall Ranch® near Valencia, and The San Francisco Shipyard/Candlestick Point in the City of San Francisco. The communities are planned to include approximately 40,000 residential homes and approximately 21 million square feet of commercial space.

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Contact:	FivePoint Holdings, LLC
Steve Churm, Chief Communications Officer
Office: (949) 349-1034
Cell: (714) 914-0611
Steve.Churm@fivepoint.com